Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Wauwatosa Savings Bank:

We consent to the use of our report dated August 20, 2004, with respect to the consolidated statement of financial condition of Wauwatosa Savings Bank as of June 30, 2004 and the related consolidated statements of income, equity and cash flows for the year then ended included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Milwaukee, Wisconsin
July 18, 2005